[LETTERHEAD OF HAFT & GLUCKMAN LLP]

                          Independent Auditor's Report

Shareholder
Mul-T-Lock USA, Inc.
Lodi, New Jersey

We have audited the accompanying balance sheets of Mul-T-Lock USA, Inc. as of December 31, 1997 and 1996 and the related statements of income and accumulated deficits and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mul-T-Lock USA, Inc. as of December 31, 1997 and 1996, and the results of its operations and cash flows for the two years then ended in conformity with generally accepted accounting principles.


                                                    /s/ HAFT & GLUCKMAN LLP

                                                        HAFT & GLUCKMAN
                                                Certified Public Accountants LLP

January 23, 1998